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Exhibit 99

News Release

380 Interlocken Crescent    •    Broomfield, CO 80021    •    303.460.9200     •    Fax: 720.566.3860    •    www.mcdata.com

FOR IMMEDIATE RELEASE:	May 6, 2003
Contacts
Investors:	Media:
Linda Dellett	Kathleen Sullivan
(720) 558-4474	(720) 558-4435; cell: (720) 480-5501
investor_relations@mcdata.com	kathleen.sullivan@mcdata.com

McDATA Announces Preliminary First Quarter Results

BROOMFIELD, Colo.—May 6, 2003—McDATA Corporation (Nasdaq: MCDTA/MCDT), the worldwide leader in open, ultra-high availability storage networking solutions, today announced preliminary financial results for the first quarter of 2003. McDATA expects revenue to be in the range of $102 million to $103 million for its first quarter ended April 30, 2003, compared with previous guidance of $92 to $97 million. The company also expects earnings per diluted share to be at least $0.05, excluding non-cash charges related to deferred compensation of approximately $1.6 million and amortization related to intangible SANavigator assets of approximately $0.5 million. This compares to previous non-GAAP pro forma guidance of $0.02 to $0.04. The Company expects its GAAP earnings per share to be at least $0.04.

        The non-GAAP pro forma EPS results are a supplement to financial statements based on generally accepted accounting principles (GAAP). These non-GAAP pro forma results include adjustments primarily for non-cash charges related to deferred compensation and amortization related to intangible SANavigator assets. McDATA believes this presentation provides investors with additional insight into its underlying operating results and business trends.

        McDATA will announce full first-quarter results after the close of the market on Thursday, May 29, 2003. McDATA will host a webcast beginning at 5:00 p.m. EST on May 29, 2003, which can be accessed at www.mcdata.com or (706) 679-8352. A replay will be available 2 hours after the call until June 5, 2003 at: (706) 645-9291 Passcode: 362997

About McDATA(www.mcdata.com)

McDATA (Nasdaq: MCDTA/MCDT) is the worldwide leader in open, ultra-high availability storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's core-to-edge enterprise SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership.

Forward-Looking Statements

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99